Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-239664 , No. 333-254440, and No. 333-275847) and Form S-8 (No. 333-231457, No. 333-239033, No. 333-264161, No. 333-268320, No. 333-271972, No. 333-274794, and No. 333-276754) of Sonim Technologies, Inc. (the “Company”), of our report dated March 27, 2024, relating to the consolidated financial statements of the Company, appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Moss Adams LLP

Campbell, California
March 27, 2024